EXHIBIT 99.1

FOSTER WHEELER ANNOUNCES STRONG THIRD-QUARTER 2005 FINANCIAL RESULTS

• Excellent operating performance
• Strong bookings quarter
• Highest backlog in nine quarters; and
• Debt at lowest level since 1989

HAMILTON, BERMUDA, November 9, 2005--Foster Wheeler Ltd. (Nasdaq: FWLT) today reported net earnings of $23.5 million for the third quarter of 2005, excluding a $40.2 million pretax and primarily non-cash accounting charge relating to the successful equity-for-debt exchange concluded in August 2005. Including this charge, the Company reported a net loss of $16.7 million, or a basic loss per share of $0.35. For the first nine months of 2005, net earnings were $53.9 million, excluding $41.5 million of exchange-related charges (the $40.2 million third-quarter accounting charge and $1.3 million of charges included in the Company’s second-quarter results). Including the $41.5 million of exchange-related charges, net earnings for the first nine months of 2005 were $12.4 million, or basic earnings per share of $0.27.

Consolidated third-quarter 2005 EBITDA (earnings before income taxes, interest expense, depreciation and amortization), excluding the $40.2 million accounting charge, was $60.4 million, and including the charge, was $20.2 million. EBITDA for the first nine months of 2005, excluding the $41.5 million of charges, was $155.2 million, and including the charges, was $113.7 million.

“This has been another excellent quarter,” said Ray Milchovich, chairman, president and chief executive officer. “All of our business units are consistently delivering strong operating performances, our markets remain strong and we have delivered another very good bookings quarter. Our backlog has increased by almost 70 percent since the third quarter of 2004, taking it to its highest level in nine quarters.

“In addition, taking into account the two successful equity-for-debt exchanges in 2005, both previously announced, we have further reduced debt by approximately $220 million, of which $65 million from the first exchange has been included in our third-quarter results and $155 million from the second exchange will be included in our fourth-quarter results. Debt is now at its lowest level since 1989. Additionally, we have reduced future annual interest expense by approximately $24 million.”

For the third quarter of 2004, the net loss was $215.5 million, with basic loss per share of $103.23, inclusive of a $174.9 million pre-tax and primarily non-cash accounting charge in conjunction with the Company’s successful 2004 equity-for-debt exchange. The net loss for the first nine months of 2004, inclusive of the 2004 equity-for-debt exchange, was $189.9 million, with basic loss per share of $92.01. The consolidated EBITDA for the third quarter of 2004, inclusive of the 2004 equity-for-debt exchange, was a loss of $171.8 million and a loss of $45.6 million for the first nine months of 2004. The 2004 equity-for-debt exchange reduced debt by $437 million and eliminated $31.1 million of deferred accrued interest.

Worldwide cash and domestic liquidity

Total cash and short-term investments at the end of the third quarter of 2005 were $342.1 million, of which $302.1 million was held by non-U.S. subsidiaries. This compares with $390.2 million total cash and short-term investments at year-end 2004, and $371.9 million at the end of the third quarter of 2004. The Company's rolling 12-month liquidity forecast continues to indicate that it will not need to utilize its $75 million revolving credit line.

Bookings, revenues and backlog

The Company achieved another strong bookings quarter. Measured by future revenues, new orders booked during the third quarter of 2005 were $942.2 million, up by over 235 percent from $280.6 million during the third quarter of 2004. Similarly, for the first nine months of 2005, new orders booked increased by over 75 percent to $2.84 billion, compared with $1.62 billion for the same period last year.

The Company's operating revenues for the third quarter of 2005 were $532.4 million, down from $720.6 million in the third quarter of 2004. For the first nine months of 2005, operating revenues were $1.58 billion, compared with $2.02 billion for the first nine months of 2004. The lower revenues were primarily due to a reduction in reimbursable flow-through costs, on which the Company earns no mark-up, in the Global Engineering and Construction Group, and the completion in 2004 of several large lump-sum turnkey contracts in the Global Power Group, that were not replaced in 2005.

The Company's backlog at September 30, 2005, measured by future revenues, was $3.1 billion, its highest level in nine quarters, up from $2.7 billion at the end of the second quarter of 2005 and up by approximately 70 percent from $1.8 billion at the end of the year-ago quarter. Backlog at September 30, 2005, expressed in terms of Foster Wheeler scope, i.e. excluding reimbursable flow-through costs, was $1.8 billion, up from $1.4 billion at the end of the second quarter of 2005 and up almost 65 percent from $1.1 billion at the end of the year-ago quarter.

Calculation of EBITDA

Management uses several financial metrics to measure the performance of the Company's business segments. EBITDA is a supplemental, non-generally accepted accounting principle (GAAP) financial measure. The Company presents EBITDA because it believes it is an important supplemental measure of operating performance. A reconciliation of EBITDA, a non-GAAP financial measure, to net earnings, a GAAP measure, is attached with the Company's financial data.

The Company believes that the line item on its consolidated statement of operations entitled "net earnings" is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.

EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company's ability to fund its cash needs. As EBITDA excludes certain financial information compared with net earnings, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions which are excluded.

The Company's non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•
It does not include interest expense. Because the Company has borrowed substantial amounts of money to finance some of its operations, interest is a necessary and ongoing part of its costs and has assisted it in generating revenue. Therefore, any measure that excludes interest expense has material limitations;

•	It does not include taxes. Because the payment of taxes is a necessary and ongoing part of the Company's operations, any measure that excludes taxes has material limitations;
•
It does not include depreciation. Because the Company must utilize substantial property, plant and equipment in order to generate revenues in its operations, depreciation is a necessary and ongoing part of its costs. Therefore any measure that excludes depreciation has material limitations.

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05-081

Notes to Editor:

1.	Consolidated Statements, including reconciliation of EBITDA, follow.

2.
All prior period share and per share data have been revised to reflect the capital share alterations approved by the Company's shareholders on November 29, 2004. The capital share alterations included, among other things, a one-for-twenty reverse common share split and a reduction in the par value of both the common and preferred shares from $1.00 par value to $0.01 par value.

3.
Foster Wheeler will conduct a conference call with analysts today, November 9, at 11:00 a.m. (Eastern). The call will be accessible to the public by telephone or Webcast. To listen to the call by telephone in the United States, dial 888-262-9189 approximately ten minutes before the call. International access is available by dialing 973-582-2729. The conference call will also be available over the Internet at www.fwc.com or through StreetEvents at www.streetevents.com. A replay of the call will be available on the Company's Web site as well as by telephone. To listen to the replay by telephone, dial 877-519-4471 or 973-341-3080 (replay pass code 6662548# required) starting one hour after the conclusion of the call through 8:00 p.m. (Eastern) on Wednesday, November 23, 2005. The replay can also be accessed on the Company's Web site for two weeks following the call.

4.
Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, procurement, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemicals, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, visit our Web site at www.fwc.com.

5.	Safe Harbor Statement
This news release contains forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described under the heading “Business—Risk Factors of the Business” in the Company’s most recent annual report on Form 10-K/A and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with debt covenants, recoverability of claims against customers and others, changes in estimates used in critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

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Contacts:
Media Contact:	Maureen Bingert	908-730-4444
Investor Contact:	John Doyle	908-730-4270
Other Inquiries:		908-730-4000

Foster Wheeler Ltd. and Subsidiaries
Consolidated Statement of Earnings - Summary
(in thousands of dollars, except share data and per share amounts)

	Three months ended		Nine months ended
	Sept. 30, 2005	Sept. 24, 2004	Sept. 30, 2005	Sept. 24, 2004

Unfilled orders	$3,068,866	$1,807,601	$3,068,866	$1,807,601
New orders booked	942,158	280,585	2,844,858	1,617,556

Operating revenues	532,356	720,554	1,581,439	2,021,932
Cost of operating revenues	(434,354)	(673,487)	(1,295,300)	(1,793,628)
Contract profit	98,002	47,067	286,139	228,304

Selling, general & administrative expenses	(50,107)	(54,860)	(163,410)	(168,502)
Other income	15,054	12,244	44,385	65,984
Other deductions	(7,335)	(7,081)	(28,402)	(15,626)
Interest expense	(12,590)	(26,474)	(41,412)	(77,554)
Minority interest	(2,117)	(1,941)	(4,903)	(4,912)
Loss on equity-for-debt exchange	(40,213)	(174,941)	(41,513)	(174,941)

Income / (loss) before income taxes	694	(205,986)	50,884	(147,247)
Provision for income taxes	(17,400)	(9,484)	(38,471)	(42,686)
Net (loss) / income	(16,706)	(215,470)	12,413	(189,933)

Other comprehensive income / (loss):
Foreign currency translation adjustment	617	7,730	2,606	(1,968)

Net comprehensive (loss) / income	($16,089)	($207,740)	$15,019	($191,901)

(Loss) / earnings per share :
Basic	($0.35)	($103.23)	$0.27	($92.01)
Diluted	($0.35)	($103.23)	$0.23	($92.01)

Shares outstanding
Basic: weighted-average number of
shares outstanding	47,195,732	2,087,274	44,121,305	2,064,270
Diluted: effect of dilutive securities	0	0	7,738,498	0
Total diluted	47,195,732	2,087,274	51,859,803	2,064,270

Foster Wheeler Ltd. and Subsidiaries
Major Business Groups
( in thousands of dollars )

	Three months ended		Nine months ended
	Sept. 30, 2005	Sept. 24, 2004	Sept. 30, 2005	Sept. 24, 2004
Engineering and Construction
Unfilled orders	$2,309,628	$1,264,087	$2,309,628	$1,264,087
New orders booked	652,189	144,929	2,163,614	1,220,177
Operating revenues	366,517	445,417	1,044,915	1,243,664
EBITDA	54,880	21,105	133,552	112,235
Less: Interest expense	(3,343)	(2,617)	(10,103)	(7,822)
Less: Depreciation/amortization	(1,829)	(1,995)	(5,532)	(6,946)
Earnings before income taxes	49,708	16,493	117,917	97,467
Provision for income taxes	(14,497)	(8,891)	(33,340)	(31,483)
Net earnings	35,211	7,602	84,577	65,984
	0	0
Global Power Group
Unfilled orders	759,238	543,514	759,238	543,514
New orders booked	289,993	135,577	681,234	396,601
Operating revenues	165,864	275,058	536,534	777,506
EBITDA	27,510	(1,695)	90,174	67,018
Less: Interest expense	(7,033)	(8,418)	(21,243)	(24,872)
Less: Depreciation/amortization	(4,782)	(5,103)	(14,700)	(15,311)
Earnings / (loss) before income taxes	15,695	(15,216)	54,231	26,835
Provision for income taxes	(2,486)	(5,596)	(11,201)	(31,544)
Net earnings / (loss)	13,209	(20,812)	43,030	(4,709)

Corporate and Financial Services (1)
Unfilled orders	0	0	0	0
New orders booked	(24)	79	10	778
Operating revenues	(25)	79	(10)	762
EBITDA	(62,142)	(191,197)	(110,069)	(224,817)
Less: Interest expense	(2,214)	(15,439)	(10,066)	(44,860)
Less: Depreciation/amortization	(353)	(627)	(1,129)	(1,872)
Loss before income taxes	(64,709)	(207,263)	(121,264)	(271,549)
Provision for income taxes	(417)	5,003	6,070	20,341
Net loss	(65,126)	(202,260)	(115,194)	(251,208)

Consolidated
Unfilled orders	3,068,866	1,807,601	3,068,866	1,807,601
New orders booked	942,158	280,585	2,844,858	1,617,556
Operating revenues	532,356	720,554	1,581,439	2,021,932
EBITDA	20,248	(171,787)	113,657	(45,564)
Less: Interest expense	(12,590)	(26,474)	(41,412)	(77,554)
Less: Depreciation/amortization	(6,964)	(7,725)	(21,361)	(24,129)
Earnings / (loss) before income taxes	694	(205,986)	50,884	(147,247)
Provision for income taxes	(17,400)	(9,484)	(38,471)	(42,686)
Net (loss) / earnings	($16,706)	($215,470)	$12,413	($189,933)

(1) Includes intersegment eliminations

Foster Wheeler Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet
(In Thousands of Dollars)

	September 30,	December 31,
ASSETS	2005	2004
Current Assets:
Cash and cash equivalents	$312,229	$291,567
Short-term investments	0	25,775
Accounts and notes receivable, net	408,055	506,496
Contracts in process and inventories	101,194	174,077
Prepaid, deferred and refundable income taxes	18,335	26,144
Prepaid expenses	25,199	25,239
Total current assets	865,012	1,049,298
Land, buildings and equipment, net	261,402	280,305
Restricted cash	29,843	72,844
Notes and accounts receivable - long-term	7,099	7,053
Investment and advances	165,635	158,324
Goodwill, net	51,060	51,812
Other intangible assets, net	65,152	69,690
Prepaid pension cost and related benefit assets	5,997	6,351
Asbestos-related insurance recovery receivable	337,631	332,894
Other assets	97,277	108,254
Deferred income taxes	50,367	50,714
TOTAL ASSETS	$1,936,475	$2,187,539

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Current installments on long-term debt	$32,635	$35,214
Accounts payable	224,680	288,899
Accrued expenses	305,184	314,529
Estimated costs to complete long-term contracts	351,850	458,421
Advance payments by customers	67,648	111,300
Income taxes	68,531	53,058
Total current liabilities	1,050,528	1,261,421
Long-term debt	458,652	534,859
Deferred income taxes	21,855	7,948
Pension, postretirement and other employee benefits	255,290	271,851
Asbestos-related liability	369,229	447,400
Other long-term liabilities and minority interest	153,416	166,165
Deferred accrued interest on subordinated deferrable interest debentures	2,509	23,460
Commitments and contingencies
TOTAL LIABILITIES	2,311,479	2,713,104

Shareholders' Deficit:
Preferred shares	0	1
Common shares	506	405
Paid-in capital	1,012,630	883,167
Accumulated deficit	(1,083,935)	(1,096,348)
Accumulated other comprehensive loss	(294,137)	(296,743)
Unearned compensation	(10,068)	(16,047)
TOTAL SHAREHOLDERS’ DEFICIT	(375,004)	(525,565)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,936,475	$2,187,539